EMBRAER CREATES ENVIRONMENTAL OFFICE
The goal is to achieve new levels of sustainable development

São José dos Campos, October 31, 2007 – For the purpose of integrating and expanding the Company’s environmental policies and achieving new levels of sustainable development, Embraer created the Environmental Strategies and Technologies Office, under the leadership of Satoshi Yokota, Executive Vice President, Strategic Planning and Technology Development, who, in the past, has held several key responsibilities within the Company in the areas of industry, engineering and development.

Directly connected with this decision, Graciliano Campos has been named Director, Environmental Strategies and Technologies, reporting to Yokota.

“There is a growing concern, within Embraer, regarding environmental issues, and this is reflected in the products developed by the Company, as well as in the environmental policies that are established,” said Frederico Fleury Curado, Embraer President and CEO. “The creation of this new office is one more important step toward coordinating efforts for Embraer’s sustainable development, respecting the environment.”

The mission of the Environmental Strategies and Technologies Office is to develop specific environmental protection policies. The goal is to support the business units and other areas of the Company in establishing strategies for reducing the environmental impact of its manufactured products and production processes, as well as those of suppliers and customers.

“The responsibilities of the new executive include following up, on a global scale, the evolution of the environmental issue, thus assisting the Company in its search for alternative materials and technologies that have less impact on the environment,” explained Satoshi Yokota, Executive Vice President, Strategic Planning and Technology Development.

Embraer was the first manufacturer in the aeronautics industry to obtain ISO 14001 certification, in 2002, attesting to the Company’s best environmental practices. Embraer recently hired a consulting firm to perform an inventory of all the manufacturing plants in Brazil, in terms of CO2 emissions, in order to guide the Company’s actions for expanding its environmental policies.

“At Embraer we experience constant challenges, and maintaining sustainable growth is, undoubtedly, one of the most important at the present time,” said Graciliano Campos, Environmental Strategies and Technologies Director. “We will review our strategies, in order to deal with current and future issues, minimizing the Company’s environmental impact, thus contributing to worldwide efforts to lessen greenhouse gas emissions and global warming.”

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Headquarters (Brazil)	North America	Europe, Middle East and Africa	China

Rosana Dias rosana.dias@embraer.com.br Cell: +55 12 9724 4929 Tel.: +55 12 3927 1311 Fax: +55 12 3927 2411	Pedro Ferraz pedro.ferraz@embraer.com Cell: +1 954 651 1871 Tel.: +1 954 359 3414 Fax: +1 954 359 4755	Stéphane Guilbaud sguilbaud@embraer.fr Cell: +33 6 7522 8519 Tel.: +33 1 4938 4455 Fax: +33 1 4938 4456	Tracy Chen tracy.chen@bjs.embraer.com Cell: +86 139 1018 2281 Tel.: +86 10 6598 9988 Fax: +86 10 6598 9986

The E-Jets and the environment

The growing awareness fomented by the by-products of operating jet engines has raised the issue of aircraft efficiency and the need to lower the volume of carbon dioxide (CO2) and nitrogen oxide (NOx) emissions. Although the development of new propulsion technologies could contribute to future emission controls, some of the latest generation airplanes, such as Embraer’s E-Jets family, already incorporate design features that maximize efficiency and keep emission levels well under the standards set by the International Civil Aviation Organization (ICAO).

In comparison with other narrowbody jets, the E-Jets are up to 50% more efficient, by consuming less fuel and transporting more payload per kilo of aircraft structure. Due to the structural improvements that reduced aerodynamic drag, the Company announced a 3% decrease in the fuel consumption by the bigger jets - the EMBRAER 190 and the EMBRAER 195. For all jet or turboprop aircraft, burning one kilo of kerosene generates around three kilos of CO2. Therefore, any improvement in fuel consumption has a direct effect on emission volumes.

The alcohol-powered Ipanema

In the search for alternative fuels, Embraer was the pioneer aeronautics company to certify an airplane powered by alcohol, in 2004. The Ipanema is the first series aircraft in the world to leave the factory certified to fly with this type of fuel.

Alcohol is three to four times cheaper than aviation gasoline (avgas). Furthermore, alcohol-powered airplane engines are cleaner and pollute less than aviation gasoline, because, among other things, ethanol has a neutral balance of carbon emissions in its life cycle and has no lead in its composition, making the fuel ecologically correct.

Social and Environmental Programs

Aware of its corporate social responsibility, Embraer significantly expanded its actions for protecting and preserving the environment in 2006. The Company’s recycling program, which began in 1998, has been making substantial gains, in terms of efficiency. Since 2000, the recycling volume has grown 52.9%, to the current 79.6% of waste produced, such as wood, plastic, Styrofoam, paper, cardboard, and cooking oil. The remaining 20.4% represent materials which, for the time being, are considered to be non-recyclable.

PRESS OFFICES

Headquarters (Brazil)	North America	Europe, Middle East and Africa	China

Rosana Dias rosana.dias@embraer.com.br Cell: +55 12 9724 4929 Tel.: +55 12 3927 1311 Fax: +55 12 3927 2411	Pedro Ferraz pedro.ferraz@embraer.com Cell: +1 954 651 1871 Tel.: +1 954 359 3414 Fax: +1 954 359 4755	Stéphane Guilbaud sguilbaud@embraer.fr Cell: +33 6 7522 8519 Tel.: +33 1 4938 4455 Fax: +33 1 4938 4456	Tracy Chen tracy.chen@bjs.embraer.com Cell: +86 139 1018 2281 Tel.: +86 10 6598 9988 Fax: +86 10 6598 9986

Embraer’s energy conservation programs were recognized by the Industrial Federation of the State of São Paulo (Federação das Indústrias do Estado de São Paulo-FIESP), that awarded the Company for two projects in 2006. That was the first time a company received two prizes in the same year.

Embraer also backs socio-environmental projects of the Department of the Environment of the City of São José dos Campos, like the recuperation of vegetation along the sources of the Paraíba do Sul River, for the purpose of improving the city’s quality of life.

In the city of Gavião Peixoto, where Embraer has a manufacturing plant, the Company has a rigid policy of environmental control in place. From the beginning of the installation of the factory in the city, Embraer has carried out an aggressive reforestation program. Over 400,000 native trees, of 135 different species, have already been planted. The environmental commitments made by Embraer also include monitoring the quality of the water tables and rivers, as well as implementing rigid controls for waste disposal and pollution.

Embraer is conscious that sustainability is built via socially responsible measures, in addition to those related to the environment. For that reason, it has developed social initiatives focused on education, since 2001, through the Embraer Education and Research Institute.

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Note to Editors

Embraer (Empresa Brasileira de Aeronáutica S.A. - NYSE: ERJ; Bovespa: EMBR3) is the world’s largest manufacturer of Commercial jets up to 120 seats, and one of Brazil's leading exporters. Embraer's headquarters are located in São José dos Campos, São Paulo, and it has offices, industrial operations and customer service facilities in Brazil, the United States, France, Portugal, China and Singapore. Founded in 1969, the Company designs, develops, manufactures and sells aircraft for the Commercial Aviation, Executive Aviation, and Defense and Government segments. The Company also provides after sales support and services to customers worldwide. On September 30, 2007, Embraer had a workforce of 23,770 employees and a firm order backlog of US$ 17.2 billion.

PRESS OFFICES

Headquarters (Brazil)	North America	Europe, Middle East and Africa	China

Rosana Dias rosana.dias@embraer.com.br Cell: +55 12 9724 4929 Tel.: +55 12 3927 1311 Fax: +55 12 3927 2411	Pedro Ferraz pedro.ferraz@embraer.com Cell: +1 954 651 1871 Tel.: +1 954 359 3414 Fax: +1 954 359 4755	Stéphane Guilbaud sguilbaud@embraer.fr Cell: +33 6 7522 8519 Tel.: +33 1 4938 4455 Fax: +33 1 4938 4456	Tracy Chen tracy.chen@bjs.embraer.com Cell: +86 139 1018 2281 Tel.: +86 10 6598 9988 Fax: +86 10 6598 9986

This document may contain projections, statements and estimates regarding circumstances or events yet to take place. Those projections and estimates are based largely on current expectations, forecasts on future events and financial tendencies that affect Embraer’s businesses. Those estimates are subject to risks, uncertainties and suppositions that include, among others: general economic, political and trade conditions in Brazil and in those markets where Embraer does business; expectations on industry trends; the Company’s investment plans; its capacity to develop and deliver products on the dates previously agreed upon, and existing and future governmental regulations. The words “believe”, “may”, “is able”, “will be able”, “intend”, “continue”, “anticipate”, “expect” and other similar terms are supposed to identify potentialities. Embraer does not feel compelled to publish updates nor to revise any estimates due to new information, future events or any other facts. In view of the inherent risks and uncertainties, such estimates, events and circumstances may not take place. The actual results can therefore differ substantially from those previously published as Embraer expectations.

PRESS OFFICES

Headquarters (Brazil)	North America	Europe, Middle East and Africa	China

Rosana Dias rosana.dias@embraer.com.br Cell: +55 12 9724 4929 Tel.: +55 12 3927 1311 Fax: +55 12 3927 2411	Pedro Ferraz pedro.ferraz@embraer.com Cell: +1 954 651 1871 Tel.: +1 954 359 3414 Fax: +1 954 359 4755	Stéphane Guilbaud sguilbaud@embraer.fr Cell: +33 6 7522 8519 Tel.: +33 1 4938 4455 Fax: +33 1 4938 4456	Tracy Chen tracy.chen@bjs.embraer.com Cell: +86 139 1018 2281 Tel.: +86 10 6598 9988 Fax: +86 10 6598 9986